As filed with the Securities and Exchange Commission on February 12, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAXIM INTEGRATED PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-00246
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 San Gabriel Drive

Sunnyvale, California 94086
(Address of Principal Executive Office Including Zip Code)

MAXIM INTEGRATED PRODUCTS, INC.

1996 Stock Incentive Plan, as amended
1987 Employee Stock Participation Plan, as amended
(Full titles of the plans)

Carl W. Jasper

Maxim Integrated Products, Inc.
120 San Gabriel Drive
Sunnyvale, California 94086
(Name and address of agent for service)

(408) 737-7600

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed	maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share (1)	price (1)	registration fee

Common Stock, $0.001 par value	7,361,070	$21.58	$158,851,891.00	$14,615.00

Common Stock, $0.001 par value	19,838,930	$30.08	$596,755,014.00	$54,901.00

Total	$27,200,000		$755,606,905.00	$69,516.00

(1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933. The price of $21.58 per share represents the weighted average exercise price of the 7,361,070 shares of Common Stock subject to options under the 1996 Stock Incentive Plan, as amended. The price of $30.08 is based upon the average of the high and low prices reported on the Nasdaq National Market on February 7, 2003.

(2)  This Registration Statement shall also cover any additional Common Stock which becomes issuable under the Maxim Integrated Products, Inc. 1996 Stock Incentive Plan, as amended, and the Maxim Integrated Products 1987 Employee Stock Participation Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding Common Stock of Maxim Integrated Products, Inc.

(3) The Registrant has on account with the Commission $26,542 excess funds paid in related to previous registration statements filed on Form S-8. Registrant has on February 12, 2003 wired an additional $42,974 to the Commission to bring the total paid-in funds to $69,516 to equal the registration fee due for this Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

     1.     The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 29, 2002, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

     2.     The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 28, 2002 and December 28, 2002, filed pursuant to the Exchange Act.

     3.     The description of the Registrant’s common stock, par value $.001 per share, set forth in Maxim’s Registration Statement on Form 8-A filed on February 11, 1988, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests Of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against the expenses, including attorney’s fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that, if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     The Registrant’s bylaws provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including but not limited to any action or suit by or in the right of the Registrant to procure a judgment in its favor) by reason of the fact that he is or was a director, or is or was serving at the request of the Registrant as a director of another corporation, partnership, joint venture, trust, or other enterprise in any capacity, against expenses (including attorneys’ fees), judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the fullest extent permitted by the DGCL. The Registrant’s bylaws empower the Registrant to provide equivalent indemnification to any officer, employee or agent of the Registrant.

     The Registrant’s Certificate of Incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such position at another entity) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. All of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by the Registrant against liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended, subject to certain exclusions.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit

5.1	Opinion of Morrison & Foerster LLP
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
25.1	Power of Attorney (included on the signature page).

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Maxim Integrated Products, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 12, 2003.

MAXIM INTEGRATED PRODUCTS, INC.
By:	/s/ John F. Gifford

John F. Gifford
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John F. Gifford and Carl W. Jasper, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ John F. Gifford John F. Gifford	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 12, 2003

/s/ Carl W. Jasper Carl W. Jasper	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2003

/s/ James R. Bergman James R. Bergman	Director	February 12, 2003

/s/ B. Kipling Hagopian B. Kipling Hagopian	Director	February 12, 2003

/s/ M.D. Sampels M.D. Sampels	Director	February 12, 2003

A.R. Frank Wazzan	Director	February 12, 2003

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Morrison & Foerster LLP
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
25.1	Power of Attorney (included on the signature page).